Exhibit 10.1
EMPLOYMENT AGREEMENT
The Employment Agreement (the “Agreement”) is effective as of the 13th day of May, 2011 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Kris Hart (the “Executive”).
WITNESSETH:
WHEREAS, the Company desires to employ the Executive in accordance with the terms and conditions contained in the Agreement; and
WHEREAS, the Executive desires to accept such employment and to render her services in accordance with the terms and conditions contained in the Agreement; and
NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:
1. Term of Employment
(a) Offer/Acceptance/Effective Date. The Company hereby offers employment to the Executive, and the Executive hereby accepts employment with the Company, subject to the terms and conditions set forth in this Agreement.
(b) Term. The term of the Agreement shall commence as of the date referenced above (the “Effective Date”) and shall remain in effect until the date that is one (1) year after the Effective Date (the “Initial Term”). Unless either party notifies the other party, at least 45 days prior to the end of the Initial Term that it does not wish to renew the employment term beyond the end of the Initial Term, the term of the Executive’s employment will automatically renew for successive one-year “Renewal Terms” unless and until either party, at least 45 days prior to the end of the then current Renewal Term, elects not to renew the employment term beyond the end of the then current Renewal Term. Notwithstanding the foregoing, Section 5 of the Agreement discusses circumstances under which the Executive’s employment may be terminated either by the Executive herself or by the Company other than for non-renewal of the employment term as provided in this Section 1(b). As used in the Agreement, “Term” refers to the entire term of the Executive’s employment under the Agreement.
2. Duties.
(a) General Duties. The Executive shall serve as the Company’s Chief Marketing Officer and a Vice President, reporting directly to the Chief Executive Officer. The Executive shall perform duties that are customary for a Chief Marketing Officer in the Company’s industry and shall perform any additional duties that are assigned to her by The Company’s Chief Executive Officer and Board of Directors (the “Board”) from time to time. Without limiting the generality of the foregoing, the Executive shall be responsible for managing and overseeing the Company’s marketing and public relations affairs.

(b) Best Efforts. The Executive shall: (a) conduct herself at all times with integrity and in an ethical manner; (b) devote substantially all of her effort, working time, energy, and skill (vacations and absences due to illness excepted) to the duties of her employment; (c) perform her duties faithfully, loyally, and industriously, and in a manner that accords with the fiduciary relationship that a senior executive officer owes to her employer, and (d) follow and implement diligently all lawful management policies and decisions of the Company.
(c) Location of Employment. The Executive shall work at the Company’s headquarters located at 3340 Peachtree Road, NE, Suite 900, Atlanta, GA 30326, or wherever the Company’s headquarters shall move from time to time.
3. Compensation and Expenses.
(a) Base Salary. For the services of the Executive to be rendered by her under this Agreement, the Company will pay the Executive an annual base salary of two hundred and twenty five thousand dollars ($225,000) (the “Base Salary”). The Company shall pay the Executive her Base Salary in equal installments no less than semi-monthly.
(b) Performance Bonus. The Executive shall be eligible to be considered for annual performance awards consistent with incentive compensation programs established by the Board for senior executives. Such awards may take the form of cash bonuses, stock option grants or grants of restricted stock at the discretion of the Board. Nothing in this Agreement shall be interpreted to convey that a performance bonus or other award of cash, option or stock is guaranteed to the Executive under the terms of this Agreement; all such awards shall be made in the sole discretion of the Board.
(c) Expenses. In addition to any compensation received pursuant to this Section 3, the Company shall reimburse the Executive for all reasonable, ordinary and necessary travel, entertainment and approved office expenses incurred in connection with the performance of her duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s policies and practices.
(d) Restricted Stock. As of the Effective Date, the Company shall grant the Executive seventy-five thousand (75,000) shares of the common stock of the Company, which shares shall be restricted (the “Restricted Stock”). The Restricted Stock shall vest, subject to the Executive’s continued employment in good-standing with the Company through the applicable vesting date, as follows: one-third on the first year anniversary date of the start of the Term; one-third on the second year anniversary date of the start of the Term; and one-third on the third year anniversary date of the start of the Term. The Restricted Stock shall be represented by a restricted stock agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of restricted stock to other senior executives of the Company.

4. Benefits.
(a) Personal Days. For each calendar year during the Term, the Executive shall be entitled to six paid personal days. Unused paid personal days will not carryover from calendar year to calendar year. Accrued but unused paid personal days will not be paid upon termination of this Agreement.
(b) Vacation. For each calendar year during the Term, the Executive shall be entitled to three weeks of vacation without loss of compensation or other benefits to which he is entitled under this Agreement. The Executive shall take her vacation at such times as the Executive may select and as the affairs of the Company may permit. Unused vacation time will not carryover from calendar year to calendar year. Accrued but unused vacation time will be paid upon termination of this Agreement.
(c) Employee Benefit Programs. In addition to the compensation to which the Executive is eligible pursuant to the provisions of Section 3 above, during the Term the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is maintained at that time by the Company for its senior executive employees, including programs of life, disability, basic medical and dental, and supplemental medical and dental insurance. Executive’s coverage under all such medical and dental insurance shall be in effect as of the Effective Date. Any such participation is subject in all respect to the terms and conditions of such plans and programs.
5. Termination.
(a) Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement for “Cause” upon the occurrence of any of the following events: (i) Executive’s failure to substantially perform Executive’s employment duties and/or the duties and obligations outlined in this Agreement (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) which are demonstrably willful and deliberate on Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (ii) conviction of, or a plea of guilty or no contest by, Executive to a crime that constitutes a felony involving moral turpitude. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company.
In the event the Company intends to terminate the Executive’s employment for Cause, the Company shall provide the Executive with written notice specifying the particular act or acts, or failure to act, which is or are the basis for the Company’s decision to so terminate the Executive’s employment for Cause. Except in the case of a violation of Section 6 of this Agreement, the Company shall give Executive 30 days after such notice to correct such act or failure to act. Upon failure of the Executive, within such 30 day period, to correct such act or failure to act to the Company’s satisfaction, the Company may proceed to terminate her employment.

Upon any termination for Cause, the Executive shall have no right to compensation, bonus, severance, or other reimbursement pursuant to this Agreement or otherwise, except that the Executive shall be entitled to all compensation and benefits that have accrued, except for accrued but unused personal time, and all restricted stock that has vested as of the effective date of termination.
(b) Death. This Agreement and the Company’s obligations hereunder will terminate upon the death of the Executive. Upon the termination of this Agreement due to the death of the Executive, the Company will pay the Executive’s legal representative the Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment, plus any other compensation that may be due and unpaid.
(c) Disability. This Agreement and the Company’s obligations hereunder will terminate upon the disability of the Executive. For purposes of this Section 5(c), “disability” shall mean that for a period of six months in any 12-month period, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. Upon the termination of this Agreement due to the disability of the Executive, the Company will pay the Executive or her legal representative, as the case may be, the Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment (or, if the Company has a disability policy in effect at the time of termination, until the date upon which such disability policy begins payment of benefits, subject to Section 12(e) below), plus any other compensation that may be due and unpaid.
(d) Termination without Cause or by the Executive for Good Reason. Upon 30 days prior written notice to the Executive, the Company may terminate the Executive’s employment hereunder for any reason other than “for Cause”. Upon 30 days prior written notice to the Company, the Executive may terminate her employment hereunder with the Company for “Good Reason” (as defined below in (e) and subject to the Company’s right to cure as also provided in (e)). In either such event, the following terms and conditions shall apply: Executive shall receive six (6) months of her Base Salary paid in accordance with the Company’s standard payroll practices; (ii) if Executive is terminated before the first anniversary date of the Term, one-third of her Restricted Stock shall vest immediately; (iii) if Executive is terminated after the first anniversary date of the Term but before the second anniversary date of the term, one-third of her Restricted Stock that was scheduled to vest on the second anniversary date of the Term shall vest immediately; (iv) if Executive is terminated after the second anniversary date of the Term but before the third anniversary date of the term, one-third of her Restricted Stock that was scheduled to vest on the third anniversary date of the Term shall vest immediately. To the extent required by Section 409A of the Internal Revenue Code, any lump sum payment payable to Executive under this section shall be made on the date that is six months following the date of the termination, or as soon as administratively practicable thereafter, but in no event later than 90 days thereafter.

(e) “Good Reason” means and shall be deemed to exist if, without the Executive’s prior consent, (a) the Executive suffers a material diminution in the duties, responsibilities or effective authority associated with her titles and positions; (b) a reduction by the Company of the Executive’s Base Salary below the amount set in Section 3(a); or (c) the Company without just cause fails to pay the Executive’s accrued compensation or to provide for the Executive’s accrued benefits when due. The Executive is required to provide notice of the Good Reason within 90 days of its occurrence. In the event the Executive intends to terminate her employment with the Company for Good Reason, her prior written notice shall specify the particular act or acts, or failure to act, which is or are the basis for the Executive’s decision to so terminate her employment for Good Reason. The Company shall be given 30 days after such notice to correct such act or failure to act. Upon failure of the Company, within such 30 day period, to correct such act or failure to act, the Executive may proceed to terminate her employment with the Company. However, in no event shall the Executive be entitled to terminate this Agreement under this subsection (e) during the Initial Term.
(f) Termination Without Good Reason. Upon 30 days prior written notice to the Company, the Executive shall have the right to terminate her employment hereunder without Good Reason or any reason at all. In such event, the Executive shall be entitled to: (a) any Base Salary earned but unpaid through the date of termination; (b) payment of any unpaid expense reimbursements and unused accrued vacation days through the date of termination; and (c) any other vested payments and/or benefits, including the restricted stock, to which the Executive is entitled to receive under this Agreement or otherwise in accordance with the terms of any applicable benefit plan or arrangement.
(g) Expiration of Term. Expiration of the Term because one or the other party elects not to renew the employment relationship beyond the Initial Term or the then-current Renewal Term does not constitute an early termination of the employment relationship for severance purposes. In such an event, the Executive shall have no right to compensation, bonus, severance, or other reimbursement pursuant to this Agreement or otherwise, except that the Executive shall be entitled to all compensation and benefits that have accrued, except for accrued but unused personal time, and all restricted stock that has vested as of the effective date of termination.
6. Restrictive Covenants.
(a) Acknowledgments. The Executive and the Company agree that the Executive is being employed in an important fiduciary capacity with the Company and that the Company is engaged in a highly competitive business. The Executive and the Company further agree that it is appropriate to place reasonable limits as set forth herein on her ability to compete with the Company to protect and preserve the legitimate business interests and goodwill of the Company.

(b) General Restrictions.
(i) For purposes of this Agreement, “Restricted Period” shall mean the Term together with a period of twelve (12) months after the effective date the Executive’s employment with the Company ends, regardless of the reason. A business shall be considered “Competitive with the Company” if it offers products or services that are substantially similar to those being provided by the Company as of the Effective Date of the Agreement, or if it offers products or services that are otherwise directly competitive with or substitutable for the Company’s products and services as of the Effective Date.
(ii) During the Restricted Period, the Executive will not engage or participate in or finance (or take active steps to prepare to engage or participate in or finance, or to accept an offer of employment or a contractual relationship to engage or participate in or finance), directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business that is Competitive with the Company. After the end of the Term, the covenant in this Section shall restrict the Executive’s conduct only within a fifty (50) mile radius of Atlanta, Georgia (the “Restricted Territory”). Notwithstanding the foregoing, the ownership of not more than five percent (5%) of the outstanding securities of any company listed on any public exchange or regularly traded in the over-the-counter market, assuming the Executive’s involvement with any such company is solely that of a security holder, shall not constitute a violation of this Section.
(c) Non-Solicitation Covenants.
(i) During the Restricted Period, the Executive will not directly or indirectly, for herself or on behalf of another, solicit, or attempt to solicit, any officer, member, manager, contractor, consultant, executive or employee of the Company to leave, terminate or minimize her engagement or relationship with the Company or to accept employment or an engagement or relationship elsewhere if so accepting would involve leaving, terminating or minimizing her or her employment, engagement or contractual relationship with the Company.
(ii) During the Restricted Period, the Executive will not directly or indirectly, for herself or on behalf of another, solicit, or attempt to solicit, any of the Company’s customers or clients, or any of the Company’s prospective customers or clients that the Executive knew were being targeted by the Company during the Term. Notwithstanding the foregoing, after the end of the Term the restriction in this Section shall apply only to customers or suppliers or prospects with whom the Executive had material contact during the Term and nothing in the subparagraph (ii) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier if such action relates solely to a business which is not Competitive with the Company. For purposes of the Section, “material contact” with a customer, supplier or prospect includes (A) direct personal contact with such parties, (B) direct supervision of other employees or personnel of the Company who have direct personal contact with such parties, or (C) substantial knowledge of non-public information about the Company’s business relationship with or business strategies with respect to such parties.

(d) Notice to Future Employers. If the Executive leaves the employ of the Company for any reason, (i) the Executive shall, during the Restricted Period, inform any subsequent employers or business partners of the existence and provisions of Section of the Agreement and, if requested, provide a copy of such section to such employer or business partner, and (ii) the Company may, during the Restricted Period, notify any future employer or business partner of the Executive of the existence and provisions of such section of this Agreement.
(e) THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES SHE POSSESSES AT THE TIME OF COMMENCEMENT OF HER EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HER, IN THE EVENT OF TERMINATION OF HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HERSELF WITHOUT VIOLATING ANY PROVISION OF THE AGREEMENT, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.
(f) Disclosure of Confidential Information. The Executive acknowledges that during her employment with the Company he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates. The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials, methods of operation, trade secrets, customer information, personnel information and other confidential information (the “Confidential Information”) obtained by the Executive in the course of her employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. The Executive will not, except in connection with and as required by her performance of her duties under the Agreement (or as required by law or by legal process such as subpoena, etc.), for any reason use for her own benefit or the benefit of any person or entity with which he may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive. All tangible Confidential Information must be returned to the Company upon the termination of the Agreement. Confidential Information shall not be deemed to include any contract, draft or other template legal form in the Executive’s possession prior to having been employed by the Company. Except as to trade secrets, the restrictive covenant will survive for two (2) years following the termination of the Agreement. The restrictive covenant has no time limit as it relates to trade secrets.
(g) Enforcement of Restrictions. The parties hereby agree that any violation by the Executive of the covenants contained in the Section will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.

(h) Special Severability. The terms and provisions of the Section are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of the Agreement shall thereby be affected. It is the intention of the parties to the Agreement that the potential restrictions on the Executive’s future employment imposed by the Section be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of the Section unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
7. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.
8. Indemnification and Insurance
(a) Indemnification. The Company shall indemnify and hold harmless Executive from, against and in respect of any and all losses arising out of or relating to the performance of the Executive’s services (including, without limitation, attorneys’ fees and expenses); provided, however, the Company shall have no obligation under the Section 8 to indemnify Executive for any losses to the extent that such losses (i) are determined by a court of competent jurisdiction in a final judgment or (ii) are determined by arbitration, pursuant to Section 11 of the Agreement, to have resulted from (A) the gross negligence or willful misconduct of Executive in the performance of Executive’s employment duties and/or the duties and obligations outlined in the Agreement, (B) any violation of law by Executive in the performance of Executive’s employment duties and/or the duties and obligations outlined in the Agreement, or (C) breach of the terms of the Agreement by Executive.
(b) Insurance. The Company shall cause Executive to be covered under the Company’s directors and officers liability insurance policy upon a basis consistent with the Company’s similarly situated executive officers, subject to and on a basis consistent with the terms and conditions of such directors and officers liability insurance policy.
9. Severability. If any provision of the Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, the Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of the Agreement shall be valid and binding.

10. Notice. Notices given pursuant to the provisions of the Agreement shall be sent by certified mail, postage prepaid, or by overnight courier, or telecopier to the following addresses:

To the Company:	Chris Davino 3340 Peachtree Road, NE Suite 2250 Atlanta, GA 30326

To the Executive:	Kris Hart 1705 Johnson Road Atlanta, GA 30306
Either party may, from time to time, designate any other address to which any such notice to it or her shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.
11. Arbitration.
(a) Any dispute between the parties under the Agreement, or any dispute between the parties relating to the breach of the Agreement, the Executive’s employment with Company, or the termination thereof, will be resolved (except as provided below) through informal arbitration by an arbitrator, who is licensed to practice law in some jurisdiction in the United States of America, and who is selected under the rules of the American Arbitration Association. The arbitration will be conducted under the rules of said Association which are applicable to employment disputes, to the extent they do not conflict with the Agreement.
(b) The arbitrator will have the right only to interpret and apply the provisions of the Agreement and may not change any of its provisions. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating her, her or its determination, and will furnish to each party a signed copy of such determination.
(c) The expenses of arbitration will be borne equally by the Executive and the Company, and each party will bear its own costs, including attorneys’ fees; provided, however, that the arbitrator shall have the power to award such expenses and costs, including attorneys’ fees, to the prevailing party in accordance with applicable law. The arbitrator shall also have the power to require the Company, at the beginning of the proceedings, to fully or partially reimburse (or provide an advance to) the Executive for the expenses of arbitration (but not for costs, including attorneys’ fees) in the event the Executive can demonstrate that the amount of the expenses of arbitration is an unreasonable impediment to adjudication of her claims in arbitration. If the arbitrator awards a monetary amount to either party in excess of $1,000,000, the party against whom the award was made may seek judicial resolution of the dispute under a de novo standard before any court with appropriate jurisdiction over the matter.
(d) Notwithstanding the foregoing, the Company will not be required to seek or participate in arbitration regarding any breach by the Executive of her obligations under Section 6 hereof, but may pursue its remedies for such breach in a court of competent jurisdiction in state or federal courts located in the State of Georgia. Any arbitration or action pursuant to the Section 11 will be governed by and construed in accordance with the substantive laws of the State of Georgia, without giving effect to the principles of conflict of laws of such State.

12. Miscellaneous.
(a) Governing Law, Venue. The provisions of the Agreement will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflict of laws of such State.. The Executive agrees that the state and federal courts located in the State of Georgia shall have jurisdiction in any action, suit, or proceeding against the Executive based on or arising out of the Agreement and the Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against the Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue, or service of process.
(b) Waiver/Amendment. The waiver by any party to the Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of the Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.
(c) Entire Agreement. The Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.
(d) Facsimiles/PDF’s/Counterparts. The Agreement may be executed in counterparts, all of which shall constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages transmitted by electronic mail will be deemed original for all purposes.
(e) Section 409A of the Code. The Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and Treasury regulations and other applicable guidance issued by the Treasury Department or Internal Revenue Service thereunder (collectively, “Section 409A”), and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A, references in the Agreement to a termination of employment shall mean a “separation of service” with the meaning of Section 409A. Notwithstanding the terms of Section 3, Section 4 or Section 5 of the Agreement, to the extent the Executive is a “specified employee” (as defined by Section 409A) at the time of termination of employment and a payment or provision of a benefit is required to be delayed by six months pursuant to Section 409A, distribution shall be made no earlier than the six-month anniversary of termination of employment.

(f) Withholding. The Company may withhold from any amounts payable under the Agreement such federal, state or local income taxes to the extent the same are required to be withheld pursuant to any applicable law or regulation.
(g) Captions. The captions of the Agreement are not part of the provisions hereof and shall have no force or effect.
(h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Agreement or the Executive’s Term hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.
IN WITNESS WHEREOF, the Company and the Executive have duly executed the Agreement as of the date first above written.

COMPANY:

PREMIER EXHIBITIONS, INC.

By:	/s/ Christopher Davino

Its:	President

EXECUTIVE:

/s/ Kris Hart

Kris Hart

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